Exhibit 99.1

Park Dental Partners Announces Second Quarter 2026 Results

FOR IMMEDIATE RELEASE

Minneapolis, Minn. — August 12, 2026 — Park Dental Partners, Inc. (NASDAQ: PARK) and affiliated dental practices (“Park Dental Partners,” “we,” “our,” “us,” or the “Company”) today reported its second quarter financial results for 2026.  Summary financial results are listed below and in the accompanying supplemental financial tables.

(Unaudited, in millions, except per share data,	Three Months Ended June 30,				Six Months Ended June 30,
and Doctor counts)	2026	2025	Change		2026	2025	Change
Revenue	$66.2	$63.0	5.1%		$128.9	$122.0	5.6%
Gross Margin	$9.5	$11.9	(20.1)%		$15.9	$21.8	(27.0)%
Gross Margin percentage	14.4%	18.9%	(450)	bps	12.3%	17.8%	(550)	bps
Net Income	$1.3	$2.6	(47.5)%		$1.0	$4.1	(76.8)%
Diluted EPS	$0.22	$1.45	$(1.23)		$0.16	$2.33	$(2.17)

Adjusted Gross Margin(a)	$14.7	$14.1	4.2%		$26.9	$26.0	3.4%
Adjusted Gross Margin Percentage(a)	22.2%	22.4%	(20)	bps	20.9%	21.3%	(40)	bps
Adjusted EBITDA(b)	$7.4	$7.6	(1.7)%		$12.2	$13.0	(6.5)%
Adjusted EBITDA margin(b)	11.2%	12.0%	(80)	bps	9.4%	10.7%	(130)	bps
Adjusted Diluted EPS(c)	$0.66	$1.88	$(1.22)		$1.11	$3.02	$(1.91)

Same Practice Revenue Growth	2.3%	5.8%	(350)	bps	3.2%	3.6%	(40)	bps
Practicing Affiliated Doctors	219	203	7.9%

(a)	See Non GAAP Reconciliation of Gross Margin to Adjusted Gross Margin below
(b)	See Non GAAP Reconciliation of Net Income to Adjusted EBITDA below
(c)	See Non GAAP Reconciliation of Earnings Per Share to Adjusted Earnings Per Share below

Executive Commentary – Pete Swenson, Chief Executive Officer and Chair of the Board of Directors

“We delivered another quarter of revenue growth, supported by positive same-practice performance, strong patient retention, and continued expansion of our affiliated doctor base. Our underlying operations are performing well and generated strong operating cash flows during the quarter.

Patient demand across both general and specialty services remains resilient, and we continue investing in recruiting, staffing, clinical capacity, and strategic growth initiatives designed to support long-term value creation. Our balance sheet remains strong, providing flexibility to pursue disciplined acquisitions, support de novo expansion opportunities, and continue investing in our affiliated practices.”

Financial Results

●	Revenue increased 5.1% to $66.2 million for the second quarter of 2026, compared to $63.0 million in the prior-year period. For the first six months of 2026, revenue increased 5.6% to $128.9 million, compared to $122.0 million in the prior-year period. The increases were primarily driven by acquisitions completed since the comparable prior-year periods, favorable reimbursement trends, and growth in clinical hours. Revenue from acquisitions in the past 12 months contributed approximately $1.3 million in the quarter and $2.0 million year-to-date.
●	Gross profit was $9.5 million for the second quarter of 2026, compared to $11.9 million in the prior-year period. For the first six months of 2026, gross profit was $15.9 million, compared to $21.8 million in the prior-year period. Gross profit was impacted by higher salaries and benefits expense, including doctor share-based compensation associated with the Company's public company transition.
●	Net income was $1.3 million, or $0.22 per diluted share, for the second quarter of 2026, compared to $2.6 million, or $1.45 per diluted share, in the second quarter of 2025. For the first six months of 2026, net income was $1.0 million, or $0.16 per diluted share, compared to $4.1 million, or $2.33 per diluted share, in the prior-year period.
●	Adjusted EBITDA was $7.4 million for the second quarter of 2026, compared to $7.6 million in the prior-year period. For the first six months of 2026, Adjusted EBITDA was $12.2 million, compared to $13.0 million in the prior-year period.
●	Adjusted diluted earnings per share was $0.66 for the second quarter of 2026, compared to $1.88 in the prior-year period. For the first six months of 2026, adjusted diluted earnings per share was $1.11, compared to $3.02 in the prior-year period.

Affiliated Practice Updates

●	As of June 30, 2026, we supported 87 affiliated practices and 219 affiliated doctors.
●	Second quarter patient retention rate was 90.3%.
●	Patient visits increased to 185,569 across our affiliated dental practices.
●	During the second quarter our affiliated dental practices completed one general practice acquisition in Rochester, Minnesota, as previously announced on June 4, 2026. The acquired practices’ impact on revenues and net earnings was not material for the quarter.
●	Entered into definitive agreement to acquire Village Family DSO, as announced on August 10, 2026. The Village Family DSO is currently affiliated with Village Family Dental practices, a multi-specialty dental group based in Fayetteville, North Carolina. If completed, the transaction would mark our expansion into a fourth state, supporting an additional 48 doctors. The transaction is expected to close later this year.

Balance Sheet, Liquidity, and Cash Flow

●	Cash and cash equivalents were $24.4 million as of June 30, 2026.
●	Total debt outstanding was approximately $11.0 million as of June 30, 2026, and our $15 million line of credit was undrawn at quarter end.
●	Total shares outstanding were 4.7 million shares as of the end of the quarter.
●	We generated $9.7 million in operating cash flow in the first half of 2026, an increase of $0.5 million compared to the prior year.
●	Year-to-date capital investments were $4.8 million.

Full-Year 2026 Outlook

Based on our performance during the first half of 2026 and our current expectations for the remainder of the year, we are updating our full-year 2026 outlook.

Our updated outlook does not contemplate the recently announced acquisition of Village Family Dental DSO, which remains subject to customary closing conditions and is expected to close later this year. Consistent with our historical approach, only completed acquisitions are incorporated into our outlook. Following the close of the transaction, we expect to evaluate its anticipated financial impact and provide an updated outlook at an appropriate time.

Our revised outlook reflects continued confidence in the underlying performance of our affiliated practices, including patient demand, same-practice revenue growth, provider recruitment, and operational execution.

	Year Ending	Year Ended	Percent
	December 31, 2026	December 31, 2025	Change
($ in millions)	(Outlook)	(Actual)	(At Midpoint)
Revenue	$256.0 – $260.0	$244.5	5.5%
Adjusted EBITDA	$21.0 – $23.0	$22.0	—
Adjusted EBITDA margin	8.2% - 8.8%	9.0%

Our outlook includes 3.5% to 5.0% organic revenue growth and approximately $2 million recurring public company costs, driven by increased legal, audit, and investor relation fees we expect to incur in 2026.  The outlook assumes continued patient demand across general and specialty services, stable reimbursement trends across commercial and government payors, ongoing recruitment and retention initiatives, and contributions from recently acquired and affiliated practices and de novos. We continue to monitor patient demand, industry and professional staffing trends that could impact our outlook.

Conference Call

As announced on July 20, 2026, the Company will host a conference call to discuss these results tomorrow morning, Thursday, August 13, 2026, at 8:30 a.m. Eastern Time (7:30 a.m. Central Time).

A live webcast of the call will be accessible by registering using the link below or through the Investor Relations section of the Company’s website at https://investors.parkdentalpartners.com. A replay of the webcast will be available on the website for a limited time following the call. A replay of the webcast will be available on the website for a limited time following the call.

About Park Dental Partners, Inc.

Park Dental Partners, Inc., and its subsidiaries (NASDAQ:PARK) is a dental resource organization that has put patients first since the establishment of its general dentistry group in 1972. The Company provides comprehensive business support services, including clinical team members, administrative personnel, facilities, and equipment, to its affiliated general and multi-specialty dental practices. The Company has 219 affiliated doctors across 87 practice locations in three states. The Company’s clinical support team consists of over 1,000 hygienists, dental assistants, and patient care coordinators that support affiliated doctors in operating their practices. The mission of our affiliated dental practices since inception has been to ensure patients enjoy the benefits of a lifetime of good oral health. This mission continues to be the driving force behind our organization today.

Park Dental Partners is based in Roseville, Minnesota. For more information, please visit parkdentalpartners.com.

Basis of Consolidation

In accordance with generally accepted accounting principles in the United States, we consolidate the net assets and results of operations of the affiliated dental practices operating under long-term administrative resource agreements with us. As a result, references to our revenues, our expenses and similar items relating to our results of operations and net assets includes the revenues, expenses and similar items of our affiliated dental practices and all transactions between the affiliated dental practices and us, such as the service fees we charge, are eliminated in consolidation.

Forward Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the Company’s financial condition, results of operations, plans, objectives, future performance and business. Forward-looking statements include those preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “may,” “will,” or similar expressions. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements because of, among other things, potential risks and uncertainties, such as:

●	Regulatory and compliance risk, including state dental corporate practice of dentistry and fee-splitting restrictions, HIPAA and other privacy/cybersecurity obligations, and evolving healthcare and labor regulations;
●	Reimbursement risk, including risks related to payer mix, reimbursement rates, audit/recoupment activity, enrollment and collections timing, and dependence on significant third-party payors;
●	Our ability to identify, acquire, integrate and effectively support affiliated practices and to execute de novo expansion, and the risk of undiscovered liabilities in acquisitions;
●	Dependence on affiliated dental practices and their clinical performance; our ability to attract, hire and retain dentists, specialists and hygienists; and risks related to ownership transitions of affiliated entities;
●	Competition for patients and clinicians in our markets and the impact on patient volumes and staffing;
●	Macroeconomic conditions, inflation and interest rates, and our geographic concentration, particularly in the markets in which we operate.

A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. We are under no obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether because of new information, future events or otherwise.

Non-GAAP Financial Measures

This news release and the related conference call include presentation of Non-GAAP measures that include or exclude special items of a nonrecurring and/or nonoperational nature. Management believes that the Non-GAAP measures provide useful information to investors regarding the Company’s results of operations and financial condition because they permit a more meaningful comparison and understanding of Park Dental Partners, Inc’s operating performance for the current, past or future periods. Management uses these Non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of the comparative operating performance of the Company.

Please note that the Company has not provided the most directly comparable GAAP financial measure, or a quantitative reconciliation thereto, for the Adjusted EBITDA forward-looking guidance for 2026 included in this press release in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. Providing the most directly comparable GAAP financial measure, or a quantitative reconciliation thereto, cannot be done without unreasonable effort due to the inherent uncertainty and difficulty in predicting certain non-cash, material and/or non-recurring expenses or benefits; legal settlements or other matters; and certain tax positions. The variability of these items could have an unpredictable, and potentially significant, impact on our future GAAP financial results.

See Supplemental non-GAAP financial tables below for a reconciliation of adjusted non-GAAP financial measures to GAAP.

Company Contact Information

Investor Contact:

Park Dental Partners Investor Relations Team

763-233-3377

ir@parkdentalpartners.com

Media Contact:

Park Dental Partners Media Relations Team

651-633-0500

marketing@parkdentalpartners.com

Supplemental Financial Tables

PARK DENTAL PARTNERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
REVENUE	$66,212	$62,998	$128,907	$122,035
COST OF SERVICES
Salaries and benefits	42,114	37,096	84,009	72,733
Dental supplies and Laboratory fees	4,444	4,337	8,782	8,576
Office occupancy	4,375	4,086	8,660	8,090
Other practice expenses	3,836	3,610	7,670	7,015
Depreciation	1,928	1,963	3,891	3,859
TOTAL COST OF SERVICES	56,698	51,092	113,013	100,273
GROSS MARGIN	9,514	11,906	15,894	21,762
General and administrative expenses	7,836	7,380	15,676	14,308
Depreciation and amortization	422	374	842	752
OPERATING INCOME (LOSS)	1,256	4,152	(624)	6,702
INTEREST EXPENSE - NET	(137)	(334)	(258)	(671)
INCOME (LOSS) BEFORE TAX	1,119	3,818	(882)	6,031
PROVISION/(BENEFIT) FOR INCOME TAX	(230)	1,248	(1,841)	1,894
NET INCOME	$1,349	$2,570	$959	$4,136
Earnings per share:
Basic	$0.30	$1.45	$0.21	$2.33
Diluted	$0.22	$1.45	$0.16	$2.33
Basic weighted-average number of common shares outstanding	4,571,346	1,772,662	4,478,159	1,777,942
Diluted weighted-average number of common shares outstanding	6,235,305	1,772,662	6,091,899	1,777,942

PARK DENTAL PARTNERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET (unaudited)

(in thousands)

	At June 30,	At December 31,
	2026	2025
ASSETS
Cash and cash equivalents	$24,398	$25,185
Accounts receivable – net of allowance	7,923	6,991
Other current assets	7,328	5,726
Total current assets	39,649	37,902
OTHER ASSETS:
Property and equipment and lease assets	75,286	73,828
Goodwill and Intangible assets, nets	30,591	28,360
Other assets	40,741	38,093
Total other assets	146,618	140,281
TOTAL ASSETS	$186,267	$178,183
LIABILITIES AND DEFICIT
Accounts payable and other accrued liabilities	$5,041	$6,291
Payroll, benefits and short term deferred compensation	16,693	16,716
Current portion of debt and lease liabilities	8,843	8,606
Deferred Revenue and other current liabilities	4,724	4,120
Total current liabilities	35,301	35,733
LONG-TERM LIABILITIES:
Deferred compensation	69,230	68,417
Long-term debt and lease liabilities	51,256	51,744
Other long-term liabilities	659	486
Total long-term liabilities	121,145	120,647
TOTAL LIABILITIES	$156,446	$156,380
Total shareholders’ equity	$29,821	$21,803
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$186,267	$178,183

PARK DENTAL PARTNERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(in thousands)

	Six Months Ended
	June 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$959	$4,136
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	4,733	4,611
Deferred income taxes	(967)	—
Change in cash surrender value of life insurance	(1,274)	(786)
Noncash lease and loss on disposal of equipment	31	1
Share based compensation	7,059	—
Changes in operating assets and liabilities	(825)	1,271
Net cash flows from operating activities	9,716	9,233
NET CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchases of property and equipment	$(4,752)	$(4,020)
Life insurance premiums paid	(407)	(978)
Payments for purchases of dental practices	(2,438)	(803)
Issuance of notes to related parties	(600)	—
Net cash flows used in investing activities	(8,197)	(5,801)
CASH FLOWS USED IN FINANCING ACTIVITIES:
Dental practice purchase payments on deferred notes	$(134)	$(333)
Net change in checks issued in excess of cash balances	(1,201)	(1,504)
Net payments on debt and capital leases	(971)	(979)
Cash paid for Share Repurchase	—	(396)
Net cash flows used in financing activities	(2,306)	(3,212)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(787)	220
CASH AND CASH EQUIVALENTS – Beginning of period	25,185	2,672
CASH AND CASH EQUIVALENTS - End of period	$24,398	$2,892

PARK DENTAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF GROSS MARGIN TO ADJUSTED GROSS MARGIN (unaudited)

(in thousands)

	For the three months ended				For the six months ended
	June 30,				June 30,
	2026		2025		2026		2025
Gross Margin	$9,514	14.4%	$11,906	18.9%	$15,894	12.3%	$21,762	17.8%
Addback:
Share based compensation	2,798	4.2%	-	0.0%	6,463	5.0%	-	0.0%
Restructuring costs	-	0.0%	46	0.1%	37	0.0%	109	0.1%
Deferred compensation	433	0.7%	170	0.3%	593	0.5%	255	0.2%
Depreciation	1,928	2.9%	1,963	3.1%	3,891	3.0%	3,859	3.2%
Adjusted Gross Margin	$14,673		$14,085		$26,878		$25,985
Adjusted Gross Margin Percentage		22.2%		22.4%		20.9%		21.3%

PARK DENTAL PARTNERS, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA (unaudited)

(in thousands)

	For the three months ended				For the six months ended
	June 30,				June 30,
	2026		2025		2026		2025
Net income attributable to Park Dental Partners, Inc.	$1,349	2.0%	$2,570	4.1%	$959	0.7%	$4,136	3.4%
Addback/(Deduct):
Provision/(Benefit) for income taxes	(230)	(0.3%)	1,248	2.0%	(1,841)	(1.4%)	1,894	1.6%
Interest expense, net	137	0.2%	334	0.5%	258	0.2%	671	0.5%
Depreciation and amortization	2,350	3.5%	2,337	3.7%	4,733	3.7%	4,611	3.8%
EBITDA	$3,606	5.4%	$6,489	10.3%	$4,109	3.2%	$11,312	9.3%
Adjustments:
Share based compensation	3,035	4.6%	-	0.0%	7,059	5.5%	-	0.0%
Restructuring costs(1)	347	0.5%	893	1.4%	405	0.3%	1,376	1.1%
Deferred compensation(2)	433	0.7%	170	0.3%	593	0.5%	329	0.3%
Adjusted EBITDA	$7,421		$7,552		$12,166		$13,017
Adjusted EBITDA Percentage		11.2%		12.0%		9.4%		10.7%

(1)	Restructuring costs for the three and six months ended June 30, 2026 primarily consist of expenses related to acquisition legal costs. Restructuring costs for the three and six months ended June 30, 2025 primarily consist of expenses incurred in connection with the Company’s initial public offering.

(2)	Deferred compensation costs primarily consist of expenses incurred with the Company's active and inactive deferred compensation arrangements.

PARK DENTAL PARTNERS, INC. AND SUBSIDIARIES

RECONCILIATION OF EARNINGS PER SHARE TO ADJUSTED EARNINGS PER SHARE (unaudited)

(in thousands, except share and per share amounts)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2026	2025	2026	2025
EARNINGS ATTRIBUTABLE TO COMMON SHAREHOLDERS:	$1,349	$2,570	$959	$4,136
Adjustments:
Share based compensation	3,035	-	7,059	-
Restructuring costs(1)	347	893	405	1,376
Deferred compensation(2)	433	170	593	329
Income tax effect of the Adjustments(3)	(1,068)	(297)	(2,256)	(477)
ADJUSTED NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS	$4,096	$3,336	$6,760	$5,364

Adjusted Weighted Average Diluted Shares - Reconciliation
WEIGHTED-AVERAGE SHARES USED IN COMPUTING GAAP NET EARNINGS PER SHARE, DILUTED	6,235,305	1,772,662	6,091,899	1,777,942
ADJUSTED WEIGHTED AVERAGE DILUTED SHARES USED IN COMPUTING ADJUSTED EARNINGS PER SHARE, DILUTED	6,235,305	1,772,662	6,091,899	1,777,942

ADJUSTED DILUTED EARNINGS PER SHARE:	$0.66	$1.88	$1.11	$3.02

(1)	Restructuring costs for the three and six months ended June 30, 2026 primarily consist of expenses related to acquisition legal costs. Restructuring costs for the three and six months ended June 30, 2025 primarily consist of expenses incurred in connection with the Company’s initial public offering.

(2)	Deferred compensation costs primarily consist of expenses incurred with the Company's active and inactive deferred compensation arrangements.

(3)	Income tax effect is based on an estimated long-term annual effective tax rate of 28% tax rate for the three and six months ended June 30, 2026 and June 30, 2025. The Company's estimated long-term annual effective tax rate excludes certain non-cash items such as share based compensation arrangements, and is used in order to provide consistency across periods.

PARK DENTAL PARTNERS, INC. AND SUBSIDIARIES

CONSOLIDATED OPERATING METRICS (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

Patient Visits(1)	185,569	185,189	364,096	361,129
Same Practice Revenue Growth(2)	2.3%	5.8%	3.2%	3.6%
Patient Retention Rate(3)	90.3%	89.7%	90.3%	89.7%
Doctor Count(4)	219	203

(1)	A patient visit is counted when service is provided to a patient at one of our affiliated dental general dentistry practices. Measuring the year-over-year change in patient visits helps us to evaluate how the affiliated dental practices are performing. It also helps with evaluating demand for services which influences decision-making relating to matters such as appropriate staffing levels and recruiting needs. In addition, it influences decision-making processes relating to our marketing, sales and advertising strategies and helps us with evaluating the effectiveness of those strategies. Further, with respect to continuing care patient count, it allows us to evaluate the ability of affiliated dentists to encourage patients to complete their diagnosed dental treatment plans.

(2)	Same practice revenues represent total revenues for same dental practice locations that have been operating for at least 13 full months prior to the end of a given reporting period and which have not been closed, or sold during such period. Measuring the year-over-year change in same practice revenues allows us to evaluate how affiliated dental practices are performing. We believe various factors affect comparable practice revenues, including patient demand for dental services, economic trends, dentist and hygienist staffing levels, availability of dentists and hygienists, pricing, competition, visibility and accessibility of the dental practices, quality of the tenants surrounding the dental practices, clinical hours and the level of patient service provided inside and outside of the dental practices.

(3)	Patient retention rate is calculated by counting patients that remain active at the beginning and end of a twelve-month period. Active patients are defined as general dentistry patients having been seen by our affiliated dental practices within the past 36 months, or last 18 months for patients under the age of 18. Patients who have not been seen by our affiliated dental practices within these time periods are removed from our active patient lists. This methodology is aligned with ADA clinical procedure codes, and is consistent with treatment protocols for new patients, before being considered an active patient again. Measuring the year-over-year and quarter-over-quarter change in patient retention allows us to evaluate the recurring nature of patient visits at the dental practices and affiliated dentists which influences decision-making around matters such as appropriate levels of staffing, recruiting, advertising and facility expansion opportunities.

(4)	Dentists operating in one of our affiliated dental practices are included in this calculation, which includes both full and part-time dentists. Measuring the year-over-year and quarter-over- quarter change in dentist count allows us to evaluate the production capacity of affiliated dental practices. It also influences decision-making relating to matters such as appropriate staffing levels and recruiting needs.